Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No.3 to the Registration Statement on Form S-1 of our report dated January 25, 2022, except for Note 15 which is dated March 22, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Treasure Global Inc. for the years ended June 30, 2021 and 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

July 21, 2022